Exhibit 99.1

FTI CONSULTING, #544662

FRB/Weber Shandwick

Moderator: Lisa Fortuna

July 24, 2003 at 11:00 a.m. ET

Operator	At this time all participants are in a listen-only mode. Following today’s presentation instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference, please press the star followed by the zero. As a reminder, this conference is being recorded today, Thursday, July 24, 2003.

I would now like to turn the conference over to Ms. Lisa Fortuna. Please go ahead, ma’am.

L. Fortuna	Good morning and thank you for joining us. On behalf of FTI Consulting I would like to welcome everyone to the second quarter conference call. By now you should have received the press release for the second quarter ended June 30, 2003, which was sent out last night.

Before we begin, I want to remind everyone that the conference call may include forward-looking statements that involve uncertainties and risks. There can be no assurance that actual results will not differ from the company’s expectations. The company has experienced fluctuating revenues, operating income and cash flow in some prior periods and expects this may occur from time-to-time in the future. As a result of these possible fluctuations, the company’s actual results may differ from our projections.

Other factors that could cause such differences include pace and timing of additional acquisitions, the company’s ability to realize cost savings and efficiencies, competitive and general economic conditions and other risks described in the company’s filings with the SEC.

I’ll now turn the call over to Jack Dunn, Chairman and Chief Executive Officer of FTI Consulting.

J. Dunn	Thank you very much, Lisa. I’d like to thank everyone for joining us this morning. I apologize. I have a slight cold, so I’ll try to be brief. What we would like to do this morning is provide some information to place this quarter in perspective, outline some of our initiatives for growth and then Tim will address and we will respond to questions about specifics on the quarter.

A little over four years ago we set out to build a world class financial consulting company with a balanced or portfolio approach to different consultancies. That company would take advantage of the flexibility and

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skill of its people as well as their complementary capabilities to address changing markets and client needs. As they say, a couple of things happened along the way. First we ran into the excellent folks at Policano and Manzo and based on their deep relationship and their success for their clients, experienced tremendous growth in 2000, 2001 and 2002. Quietly, as promised, we took the profits from those years and invested them in the other side of the house. That is our forensic accounting network strategies and litigation related practices that today are about 30% of our business.

In 2002, as a result of Sarbanes-Oxley and a number of contingencies which we had foreseen and for which we had planned, we were able to join with the exceptional folks at the Business Recovery Services practice of PricewaterhouseCoopers. This opportunity combined the two top practices in the field with one that management felt and still believes today does not come along very often and should not be missed. Therefore we acted. It doubled our size, it doubled our earnings capacity and gave us the best in class practice in a very significant field. It came admittedly, however, at a cost and that cost was that at least for a time our portfolio approach is balanced to the financial consulting, is balanced to the restructuring side and is in balance in favor of that restructuring.

The relevant question it seems to me is what is the future of restructuring but perhaps more importantly are we a completed work, a world class-restructuring firm or are we a work in progress, a fledgling financial consulting company that has its best days in front of it, its best days because it has never had better capitalization, a better cash position, better cash generating capability, better potential borrowing capacity, better management depth, a better pool of talent from our 600 or more employees or a richer target environment in which to apply these assets. Sarbanes-Oxley has not only provided a wealth of work as can be seen from the recent headlines for FTI, it has to some extent leveled the playing field for firms like ours to compete with the big four in a number of forensic accounting, support and other financial consulting areas.

For the reasons stated, management doesn’t believe the issue about whether we meet our growth targets as markets or opportunity, there’s a question of execution. We have never been in the business of over-promising and we’ve never stretched for an acquisition to make a quick fix or to meet a target. But based on the strength of our people, we do believe we have a pretty good track record of identifying opportunities and translating them into execution and results.

To discuss some of those opportunities and the translation of them into results I’d like to now turn it over to Stu Kahn.

S. Kahn	Thank you, Jack, and good morning, everyone, and thanks for joining us. I’m

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going to talk about our existing businesses and other growth areas and starting with our existing businesses, I’ll touch on restructuring.

I’ve been in the restructuring business for a number of years. I think it’s still strong. It feels a lot like late in the year 2000 when some people thought defaults on debt would be peaking in the early part of 2001. That didn’t happen. I doubt the string of troubled company problems has ended. For example, last week Marins [sp] filed for bankruptcy protection. There are a number of other energy and power companies that are troubled and we happen to have really great energy and power industry expertise.

Just reading in the current news, the Fed Governor today was speaking about the weakness in the economy and possible further rate cuts. On the other hand, if interest rates do increase, filings are going to accelerate or defaults are going to accelerate because there’s some foreign based debt that’s supporting a number of retailers and other companies that will become more expensive.

Staying with the restructuring theme for the moment, what we’ve been doing in part is rotating some of the folks in the restructuring business into other process areas utilizing them to for instance build a transaction support, due diligence process. As yet another alternative to the big accounting firms, using them on investigation work. Some of them in fact even worked on one of the major forensic accounting assignments which I’ll touch upon in a minute.

We will be opening an office before year-end in the U.K. to take advantage of international restructuring opportunities. That’ll be led by one of our senior people and we expect that will grow on a go forward basis.

Turing to the forensic accounting business, there is significant demand in accounting investigation work on behalf of boards and creditors. Yesterday’s press release by Freddie Mac cited our work with Baker Botts in the investigation of the accounting and reporting there. We’ve been involved in a number of other assignments that have not been made public and some few that have been made public and we continue to be involved in assignments in that area.

We have many opportunities for additional high quality personnel additions in our forensic investigation processes in our key markets. Some of that’s driven by the Sarbanes-Oxley concerns that some of the accounting firms have and some of the individuals have. I’ll touch on that again.

In the electronic evidence area, this has been rapidly growing. We’ve used our technology skills in this area in both forensic accounting and restructuring cases. We’ve significantly increased personnel in the second

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quarter by about 50% in that practice area.

Other growth areas. Sarbanes-Oxley is driving more and more companies, accounting firms and top practitioners to use our services or join our teams in serving clients. We continue to explore hires and acquisitions in the economic consulting area. We have a couple of highly regarded economists on our staff right now and we’ll be continuing to add to that.

In addition we will be exploring European expansion for our network industry business where we do work for utilities, telecoms and railroads on strategic consulting for expansions, acquisition and regulation. We expect to continue to expand our claims management process. Most of our growth in the future will come from these areas as well as expanding in our existing markets by attracting additional high quality people in the forensic accounting area.

With that, let me turn it over to Ted to highlight some of the numbers in the press release on the tables, then we’ll open it up for questions.

T. Pincus	Good morning. As is our style, I’m not going to repeat everything that’s in the press release. No one wants to hear us do that, but let me point out some of the highlights.

In the second quarter of 2003 we were able to actually maintain our gross margins above 54% through the methodologies that we employ for compensation of our people primarily. We’ve been telling you that we have a significant variability to that and that is the case and we’ve been able to maintain those margins. We’ve also set a record in terms of our EBITDA margin for the second quarter of nearly 36%.

In terms of our SG&A, our SG&A for the quarter was a little less than $19 million, about the same as the fourth quarter of 2002 which worked out to slightly less than 20%. Some of the differences that accounted for that SG&A decline between the first quarter and the second quarter of this year really had to do with the transition of our offices as we completed them from the PricewaterhouseCoopers’ offices where many of our people were residents to FTI offices. We, over the last nine months, have transitioned 15 PWC offices of the former BRS practice to FTI offices accomplishing some cost savings in doing that.

Timing of various expenditures including promotional activities accounted for a piece of it. Last but not least at all is we continue to tighten our management and control of our accounts receivable and so our bad debt writeoffs in the second quarter were less than they were in the first quarter. I might as well jump to that for a moment.

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Day sales outstanding, which is the net of our receivables, our work in process net of the client’s advances and retainers shown on the liability side of our balance sheet, are as strong as ever, in the mid-40s in terms of the days sales outstanding. Again, accomplishing that with some of the lowest bad debt writeoffs that we have had.

Moving forward into our cash flows. We of course have been always a cash flow generating company. During the second quarter itself our cash flow from operations were approximately $35 million and most of that was pure operations, hardly affected at all by income tax benefits from stock options. For example, in the first quarter there was over $9 million; of that effect, there was less than $2 million of that effect in the second quarter.

Our cap ex in the second quarter was approximately $2 million resulting in $5.5 million through the six months, essentially on target for the $10-12 million of cap ex for the year that we indicated to you earlier. I would expect that it would be closer to the low end of that range rather than the high end of that range.

Finally, moving back over to the balance sheet, our cash balances of $112.5 million are a rather extraordinary number especially with debt down to only $35 million. As we indicated earlier, that debt phases itself down in the ordinary course of business by approximately the middle of January of 2004.

Our stockholder’s equity has grown to an excess of $428 million and our working capital ratios are significantly better than two to one. Jack, back to you.

J. Dunn	At this point I’d like to open it up for questions.

Operator	Thank you, sir. Ladies and gentlemen, at this time we will begin the question and answer session. If you have a question, please press the star followed by the one on your pushbutton phone. If you would like to decline from the polling process, please press the star followed by the two. You will hear a three-tone prompt acknowledging your selection and your questions will be polled in the order they are received. If you are using speaker equipment, you will need to lift the handset before pressing the numbers. One moment, please, for the first question.

Our first question comes from Arnold Ursaner with CJS Securities. Please go ahead with your question.

A. Ursaner	Good morning and congratulations on a very good quarter. Can you spend a little bit more time perhaps on the utilization issue. I know you do have a different mix of business today with BRS than you’ve had in the past, but I think it’s a number that a lot of people are focusing on. And to the extent in

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the past you’ve had other businesses with very different utilization rates, could you expand a little bit on this quarter and where you think these numbers are heading.

T. Pincus	Arnie, thank you for your compliments. There are differences in the various practice areas in terms of levels of utilization. For example, when we had separate segments that we reported in prior years up through the second quarter of last year, we had our litigation consulting practices, overall utilization was about 70%, if my memory serves me correctly. To the extent that the numbers of personnel in the various practices changed, that has an impact on the overall utilization.

We think that it’s somewhere in the mid-80s. I think we said during the last call somewhere in the mid to high 80s would be a reasonable level to get to and of course I expressed a view that my target is higher than that and it still is today, higher than that. However there is as we discovered somewhat more seasonality in the unit that we acquired versus the units that we had in the past in the financial consulting division. Indeed we expect it’s quite possible the utilization rates for the third quarter will be lower even than the utilization rate for the second quarter and that will tend to drive the overall.

Because headcount and utilization do come hand in hand, we’re in the process of analyzing and understanding exactly how many people we do need to handle our current workload. In fact we have permitted some of the folks in some of the practice areas to have below budget manning levels while other practices have higher than budget manning levels as we build up, for instance, the electronic evidence practice.

I think it’s a mixed question that we expect to continue to change. I would expect that the four quarter utilization rate will probably be closer to this or perhaps somewhere between this and the first quarter utilization rate. We budget that way but we can’t necessarily know that all the work’s going to come into this practice area versus the other. I know it’s a long answer and I’m sorry for that, but it’s the best I can give.

A. Ursaner	Thank you.

Operator	Our next question comes from Mayank Tandon with Janney Montgomery and Scott. Please go ahead with your question.

M. Tandon	Thank you, good morning. Jack, I wanted to ask you about the opportunities in the U.K. and the other European markets. Have you seen any business coming or at this point is it more out there for the next couple of quarters and you’re looking to develop a beachhead?

J. Dunn	We’ve had several opportunities there and we’re looking at that area not only

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for restructuring, but also for our network strategy practice. We think in terms of telecom, in terms of a lot of the issues that are facing the Continent and the U.K., they’re probably several years behind us in how to deal with those. We’re looking for ways to team with folks over there to bring some of our know-how and technology to bear on those issues in cross border transactions. We’re very excited about that as well as the restructuring area.

It does a couple of things for us. We think one that even in our domestic work we’re seeing an awful lot of tangential work that has to take place outside the confines of the U.S. We think in terms of getting new work here it’ll be an advantage. Plus we believe that the strains of Sarbanes-Oxley are being felt by many of our clients who are U.S. registrants or U.S. based financial institutions who have indicated to us that if an alternative like us is there, that the traditional work going to the Big Four, some of that can come our way.

Our thought would be to start with a small beachhead of several people from our side and then look for folks over there to join us or for perhaps potential small acquisition candidates over there and build our beachhead much is the way Policano and Manzo built their business several years ago when they started as a couple of folks and then through getting seminal clients were able to build that into a larger practice.

M. Tandon	Stu, you talked about a reasonably healthy market in the restructuring world. Can you give us a sense of how the activity levels look right now relative to six and nine months ago and also for your other businesses, the non- restructuring practices? Also, what was the growth rate across the two areas, if you could break it down?

S. Kahn	Let’s try to do them one at a time, Mayank. In terms of activity level in current work, our restructuring folks are pretty much as busy today as they were six to nine months ago.

In terms of additional new opportunities and new filings, it does feel like it may have slowed down a bit, but it tends to slow down in the Summertime every year. I’m not overreacting to that yet. The fact of the matter is every year in July and August there are lots of folks on vacation and people tend to get to look at these problem loans more closely come the Fall because they need to get them cleaned up before year-end or identified before year-end, in particular in connection with year-end financial statement closings. We see that pick up much greater.

In terms of growth rate, I’m not sure I remember the rest of your question.

M. Tandon	Just trying to get a sense of what the growth rate was for the restructuring business versus the non-restructuring business on a proforma basis. Maybe

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even just an indication of where that would fall would be helpful.

S. Kahn	I think the best way to explain it is the following. Restructuring was about 70% of the overall business in the first quarter and is about 70% of the overall business in the second quarter. Maybe it was something more than that in the fourth quarter of last year. But on a proforma basis if you took the restructuring as a piece of the overall operations in ‘02, it was about 70% of the business. It was slightly more than 70% of the business for the six months ended ‘02 versus the six months ended ‘03. On the basis of that we would think that the growth rates are about the same for restructuring and non-restructuring.

M. Tandon	Speaking back to that restructuring area, our contacts tell us that this is a pretty sustainable growth business right now, at least well into late next year. Do you guys share that view on the restructuring side?

S. Kahn	I do. In my opinion, it’s a sustainable business. It’s going to take some nimbleness and some creativity, but we’ve got all of that.

M. Tandon	A final question for Ted. In terms of margins for the other non-restructuring practices, would you say a few basis points lower than the restructuring business, comparable? How would you put it?

T. Pincus	On a person-to-person basis, margins are basically the same across all the practice areas. Where they will differ is by the utilizations in the practice areas. Those practice areas that have the highest utilizations would tend to have higher margins. We have practice areas that at given times have utilizations higher for instance than parts of the restructuring practices. It’s not an easy question to answer.

In general if our entire firm was restructuring versus if our entire company was non-restructuring you’d probably see slightly lower margins on the non-restructuring side.

S. Kahn	In the litigation consulting area and the Legacy litigation support business, the margins are lower than they are and they’re after the business.

T. Pincus	With the exception that that business being so variable, there are times when that business is ...

S. Kahn	Right, where they’re very active on trials where their margins could be higher. That’s true.

M. Tandon	Thanks.

Operator	Our next question comes from Adam Waldo with Lehman Brothers. Please

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go ahead with your question.

A. Waldo	Hi, everyone. How are you?

Management	Very well, Adam.

A. Waldo	There is a fairly big disconnect, Jack, at this point between what your actual business is doing in terms of performance with greater than 20% year-over-year organic revenue growth in the latest quarter and continued strong cash flow and what the market value of the stock is telling you which is that the market believes that earnings and cash flow are going to decline 30-50% over the next several years. Help us understand better why that’s not the case.

Secondly, given your extensive financial capacity for diversifying M&A deals, can you update us on the M&A pipeline and some thoughts around potential timing of transactions you may be considering, if you can comment on that at least directionally?

J. Dunn	I’m not sure that I’m qualified to answer the first part about the analysis of our stock price. The question is why I don’t think it’s going to fall off over the next several years?

A. Waldo	Yeah, I guess bottom line, why do you believe that the company can continue stand alone to grow over the next several years? Clearly the stock market is telling you the company will see its revenue and earnings decline quite sharply.

J. Dunn	I stand amazed at what the stock market is telling me many times. After the first quarter I was amazed. I think we have a significant proven track record of an ability to generate cash. If you compare us to accounting firms over the last several years or more specifically the consulting practice of accounting firms, in good times and bad they have grown because the people are exceptional folks with basic skills that apply to due diligence and to financial services and to damage assessment and to valuation in better times when there is M&A activity and other activity like that and on the restructuring side in good and bad times.

If the market is telling us that we’re going to decline in our revenues and our cash flow, if that’s what the marketplace is telling us, then I think I could speak for a long time and not come up with an answer for that. It’s not within our purview that that could happen.

A. Waldo	So you remain confident as you look out at your new business pipeline that you can not only grow the business for the balance of the year, as Stu’s already said, but that you can grow it organically into 2004?

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J. Dunn	I remain confident in Stu. I remain adamant that I don’t see anything on the horizon where our business drops off 50%. Those are two different questions. I don’t know if it was telling us that we weren’t going to grow or that we were going to decline. We are fairly confident in our ability proven over the last 17 quarters and the brilliance, if you will, of our people and their clients’ dependence on them to find work for them to do.

In terms of the second question on acquisition pipelines, I always feel uncomfortable a little bit answering that because it’s like I have something under the blanket and I can’t tell you how good it is. In all fairness, transactions like the ability to join with a P&M or the ability to join with the exceptional folks at PWS at the indicated values where we do that, that was a different world. I’m not sure that those are replicable but then again, after P&M, we didn’t think that was replicable.

We’re seeing (and this is not a bait and switch) we’re seeing as many or more opportunities than ever as the realities of Sarbanes-Oxley sink in. That’s not only from those who are adversely affected by Sarbanes-Oxley but by several smaller boutique firms that see a tremendous opportunity as we do.

If we can establish the beachhead and the brand name before anyone else, that playing field is not only level, that’s our opportunity to go to the Fortune 500 and the Fortune 1000 and say we are the equivalent in quality and service to what the Big Four used to be.

We are that. But our job over the next four quarters is to establish a brand of being that so that we’re not only the smart choice, we’re a safe choice for those people making the decisions.

I think there are plenty of acquisition opportunities. As I said, we will not compromise our discipline in looking at acquisitions because if you don’t start with a good price, you have an uphill battle.

A. Waldo	Thanks very much, Jack.

Operator	Our next question comes from Josh Rosen with CSFB. Please go ahead with your question.

J. Rosen	Josh and Greg at CSFB. I wanted to go back and revisit the headcount number. I know this is number that bounces around quite a bit quarter-to-quarter relative to attrition and new hiring activity.

One of the things I think that we could perhaps use a little bit more color on from you guys is where do you see that number, maybe not explicitly but over time as it equates to generating 15% organic revenue growth? What

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type of headcount growth do you need over time to make that happen? Where might you look to add the net hires over the course of the next six to nine months, if you will?

J. Dunn	Josh, I do agree with you of course that the headcount number bounces around a bit. It bounces around daily because we hire and there are people that leave and we give you the exact numbers on an exact date. Let’s not make too much importance about a headcount at any particular minute in time.

With that said, there are four ways in which we grow top line. We can grow it through headcount, we can grow it through rate increases, we can grow it mix and we can grow it through changes in utilization and through the management of the business that balances all those acts.

I can’t give you an answer in terms of headcount itself without also giving you an answer about the other metrics. Stu has already talked about where he expects utilizations and hopes them to be over a longer period of time. You’ve clearly seen the net effect of rate increases and mix increases, even from one quarter to the next and that’s going to continue. There’s even another way. Sometimes in parts of our practices we tend to use contractors. That tends to be more in the litigation-related services of course, but it certainly is another means in which we accomplish those objectives.

There are so many variables. I can’t say to you that we would need a 5% headcount increase coupled with a 6% rate increase coupled with a 2% mix change. It’s all of them and every one of them that management considers in order to achieve our targeted goals of the 15 or more.

S. Kahn	It’s also important from a headcount standpoint to keep in mind that we increased 400 people last August. We jumped up from the equivalent of 250 or so to 650-750 in continuing operations total headcount. Some of those folks, as in every acquisition have elected to leave. We don’t like it when anyone leaves because we think that’s good people we can put to work doing lots of stuff, but we haven’t done a purge. We have no purges in the pipeline. We have been changing as I indicated before. We picked up a bunch of people in the electronic evidence area and fundamentally those folks were replacing people who have left. Our normal turnover, for this quarter we have a relatively higher turnover because we did lose some folks in the restructuring process, not in the acquired restructuring process, but in our Legacy restructuring processes.

We’re going to have changes like that over time and we’re going to change out from having more people in restructuring perhaps to more people in transaction support or more people in economic consulting.

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J. Rosen	Following up on the attrition point you make, you talk about a pretty steady demand environment. Just curious as to the reasons that you might be seeing some attrition or at least it pick up a little bit and where folks might be going?

S. Kahn	Many of our folks have gone to competitors who have restructuring practices and wanted some of the talent that we had and left to go to them. While some people may think that the restructuring business is disappearing, some of our competitors certainly don’t think so and are still quite active in trying to hire our people.

J. Rosen	Is there any noise that comes out of the attrition that would flow through to the utilization number on a quarterly basis? For instance just with attrition picking up a little bit this quarter, a little above normal, does that create any noise on the utilization front?

S. Kahn	I’m not sure what you mean by noise. It has an impact. If you view the fact that we have X amount of work to do and we have fewer people, that theoretically would increase the utilization.

J. Rosen	I’m asking it from the other side. As you deal with people that are leaving, does that cause any hits to productivity internally that might affect overall utilization?

S. Kahn	I don’t think so, no.

J. Rosen	Thanks for addressing the questions.

Operator	Our next question comes from Patrick Swindle with Avondale Partners. Please go ahead with your question.

P. Swindle	Thank you. In looking at the potential for acquisitions on the horizon and touch on the previous question, can you give a little bit more color on areas that you think would be attractive opportunities, whether that be forensic accounting or some alternative practices that would be a good fit for your business? Then also to the degree that you can speak to that, what the relative magnitude of any potential acquisitions might be?

J. Dunn	I’d rather not discuss the magnitude, but I’d like to discuss the areas. As we said a couple of times, we think economic consulting would be a very good area for us. We think that it would not only, in this time of the month ... things in the well business consulting are at least quiet if not improving slightly as M&A practice. As litigation practice, as other things get better as they do in an improving cycle, it will not only help the third of our business that is in those areas, it’ll help the industry generally.

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We think that does two things. One it’s buying a practice perhaps at the right time or starting one and it’s also a business that can segue up into the transaction support business. When you have people who are the trusted advisors on M&A transactions and then combine that with the tremendous capability we have in our restructuring processes to analyze transactions to support them, it’s a natural segue and a leader to us in terms of getting into the transaction support business. We view that as, though I hate the word like everyone says they do, it’s a tremendous synergy in terms of not only increasing our headcount but making sure that the utilization stays high or even increases.

We’re looking at again small scale M&A practices and that would be in the nature of new hires as opposed to an acquisition.

Then finally as we have kept saying, we’ve done a pretty good job of building a significant forensic accounting practice. I think the time now is to look, whether it’s through a collection of smaller boutiques or whether it’s a larger company, to look at again establishing a presence in that business so that with impunity you can go to the buyers who are now looking for alternatives to the major accounting firms because of Sarbanes-Oxley and say we have the critical mass and the fire power to handle all your needs, whether it’s tax, whether it’s valuation, whether it’s damages, whether it’s antitrust assessment, etc.

So those would be the areas that we’d be looking and we’re looking very, very hard.

P. Swindle	To the extent that you have $113 million in cash on the balance sheet and that you’re not able to find an attractive acquisition in the near term, are there any plans for the deployment of that cash?

J. Dunn	At this point we would be on the left-hand side of the equation in that it hasn’t crossed our mind that we won’t be successful in deploying the cash in the areas that we mentioned. We would look at that afresh if we decided that the M&A market had gone beyond us or something like that. But right now we are very enthusiastic and confident that we’ll be able to use that money to create a better return for our investors than we would by, for example, paying a dividend or by repurchasing stock.

We have a Board that’s very responsible and we address those issues every time and mark ourselves to market on that issue every time we have a Board meeting.

P. Swindle	To the extent that you are looking at acquisitions out there, have you seen any movement in potential purchase multiples in directions that would be inconsistent with what you might have seen historically?

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J. Dunn	I don’t know if it’s inconsistent, I think it is moving up a bit. People, for example, who are in the economic consulting area feel a breeze at their back. So I think they believe that ... if you look at the results of some of our more or less competitors out there over recent months, there’s clearly an indication that values are improving for those folks.

As we’ve said before where we used to say we’d love to be in the five to seven times multiple range, I think that multiple can be moved up to five to eight or something like that.

P. Swindle	Thank you.

Operator	Our next question comes from David Gold with Sidoti and Company. Please go ahead with your question.

D. Gold	Good morning.

Management	Good morning, David.

D. Gold	Could we just for a second ... in the release you talked a bit about seasonal factors during the second quarter. Was that just vacation or anything else we should be looking at here?

S. Kahn	It’s a lot to do with vacation and graduations and weddings. I tried to explain this the last quarter, we have a slightly different population of people in terms of their age census now versus before. We didn’t have as many young folks who might be out on maternity leave or getting married as we did within the BRS group that was part of the acquisition. Previously more of our folks were more experienced so some of that we thought might have an impact in the quarter and in fact it did.

D. Gold	On that score, I know historically your core business has seen more a “seasonal impact” in the third quarter with the Summer months. Do you think the fact that we’ve seen some of the seasonality in the second quarter might mute a little bit of what you’ve seen historically? And on that same score, some of the other groups that I watch run into pretty high attrition in the third quarter as some of the younger folks go back to business school. Is that something that might be coming as well?

S. Kahn	Both of those are possible, David. I think we definitely will see seasonality in the third quarter and I don’t know exactly when, whether it’s going to be July or August. Even when I had a small firm and I was trying to predict what my monthly revenues were, I never knew when people were going to take vacations. It was kind of hard to figure it out and I don’t know this year any better.

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There might be some folks going back to business school as part of the attrition, but we haven’t seen that as a high attrition item in the past.

T.Pincus	David, let me point out that comparison to our Legacy business, it’s not relevant. This is going to be the first Summer season of our new business as constituted starting last September 1st. There is no doubt that the seasonality in our acquired business was much greater than the seasonality in our Legacy business historically. The question is going to be how much of that has been mitigated but to think that it would be better than our Legacy business for seasonality would be unrealistic.

D. Gold	Finally on the score of guidance for a second, Ted. If we can just go over on a spilt adjusted basis, we should be looking at call it a $1.29, 20% on that gets us to $1.55 and then the upside last quarter and this quarter throws another 11 cents on. Is that about right, $1.66 or $1.67?

T. Pincus	No. Under regulation FD, analysts have had broader ranges on a lot of companies including ours than there’s ever been before so I can’t give you a specific number.

D. Gold	No, no. What I’d just like you to go over with me is if I’m understanding the guidance in the release correctly.

T. Pincus	What we basically said is if we did better than your expectations in the second quarter by whatever amount we did better than your particular expectations add it to your particular new expectations. We’d be anywhere from 2-4 cents better than various folks’ expectations.

D. Gold	Fair enough. Thanks.

Operator	Next question comes from Marta Nichols from Banc of America Securities. Please go ahead with your question.

M. Nichols	Thank you. I wanted to touch on both the SG&A levels and the margin levels. Can you talk about whether, now that you’ve spent what you need to do on moving the focus from PWC into FTI offices, that the SG&A level of $19 or so million a quarter is roughly sustainable and whether or not that will move around at all on a quarterly basis? Is there any seasonality to that number specifically?

T. Pincus	Marta, there certainly is some seasonality, especially with the timing of promotional activities in particular. But the general range of $19-21 million, for example, is not unrealistic in this calendar year of 2003. SG&A changes tend to go in steps. They don’t go in smooth percentages.
For this year that particular range of dollars, $19-21 million, and that

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particular range of percentages which is give or take 20-21%, is the range it’s going to be. And it steps up on that of course as you move into the future.

M. Nichols	Then taking that down to the EBITDA margin level. Obviously this is going to fluctuate around, but I think in the past your gross margin targets looked more like 52%, low 50s and we’re getting up into the mid-50s for the last couple of quarters. Does that EBITDA margin and a gross margin in the 35 plus range and the 54 plus range look sustainable to you going forward?

T. Pincus	We’re not prepared to ... We’ve done phenomenal here, Marta in terms of our margins. We’re not about to now say that’s the new paradigm for the future. This is a great company. Our margins surpass almost any of our competitors.

S. Kahn	If I may, it depends upon the mix of business. If we get more into the claims management business, we may have higher revenues and lower margin. If we grow our jury research business more or our electronic evidence business, that’s going to have an impact on margins too.

J. Dunn	Even new hires of folks of the caliber we’re looking for will have an impact in terms of [inaudible] and things like that. Again, our compact with our investors is you have to leave us a little bit of the difference in that margin for us to reinvest in our business that we have together.

M. Nichols	Right. Are most of the businesses that you’re looking at when you think about claims management and electronic evidence, jury selection, etc., are most of those lower than the core business that you’re looking at now?

S. Kahn	No, not universally. They don’t necessarily have to be. Some might be higher, some might be lower, but to some extent, some of the foundation for growth includes paying people, paying recruiting fees, paying people sign on bonuses which have near term impacts, short term impacts on margins that will presumably pay off in the longer term. Some of that investment money, some of that cash that we have is going to be for hiring that new talent and paying some of those sign on bonuses that we need to have to pay, etc. All of that’s going to have an impact on margin.

J. Dunn	I guess that sums up by saying our goals have been stated in terms of the top and the bottom. How we get there is how our management accomplishes on each of those metrics and they can vary.

M. Nichols	Finally, is it possible to de-aggregate at all the impact in the second quarter of the seasonality issues that you’ve discussed and the potential slowdown in some of your larger practices? Is it at all possible to even drill down and try to figure out how much of the decline from first quarter to second quarter related strictly to seasonality or non-operational issues, if you will?

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T. Pincus	We might answer that question in terms of how much of the increase in the second quarter compared to the fourth quarter of 2002 was due to X, Y and Z. This is exactly as we had expected it to be. Some of you out there may have come to different conclusions. This is what we expected and we tried to articulate that at the end of our first quarter conference call and talked about those seasonality factors and effective mix and effective rates. This is not anything different than what we expected to happen.

S. Kahn	In terms of drilling it down, I think the best analysis item we can give you is that the restructuring business remains about the same proportion of the overall business. Within offices, regions, pieces of the practice, emphasis on transaction support or some of the restructuring folks having worked on investigation assignments rather than instruction assignments. We’ve got all kinds of changes but overall it feels to us at least, pretty much like an overall seasonality impact.

M. Nichols	Thank you.

Operator	Kirk Woodley with Smith Barney, please go ahead with your question.

K. Woodley	Thank you. Good morning, guys, and congratulations on a great quarter.

Management	Thank you.

K. Woodley	I wanted to ask a couple questions. I know that you brought on Mike Hamilton, an expert in the utility industry. I wondered if you are working on Morrant [sp].

S. Kahn	We don’t talk about specific client assignments. Unless they’re public information which is the only reason why we mentioned the Freddie Mac assignment earlier.

K. Woodley	With respect to the 30% of your business that’s non-restructuring, I know you’ve cited that you see significant growth in forensic accounting and M&A and Sarbanes-Oxley work. I wondered first off are you doing any work in forensic accounting for any of the money management firms, be they hedge funds or money management shops. And to the extent that you can give us some color on what kinds of engagements you’re working on within M&A, within Sarbanes-Oxley, within the electronic evidence areas. I’m trying to get a feel for the opportunities that you’re looking at there.

S. Kahn	The first part of your question, not to my knowledge are we doing any work in the forensic accounting area for money management firms or hedge funds.

In terms of the kind of forensic accounting assignments we’re working on, I mentioned Freddie Mac because it’s public information. I think there was

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another one. We do Homestore which I think was also public information in the forensic accounting area. There were numerous other forensic accounting assignments that we can’t talk about because we don’t disclose our assignments, rather we let our clients disclose them or they stay undisclosed for any number of various reasons.

In the electronic evidence area, I think some of our electronic evidence folks helped on the Freddie Mac assignment. There’s some really neat technology that I don’t know whether it was used on this assignment or not, but I did hear that there are 11,000 hours of tapes that had to be listened to and I don’t think anyone sat there and listened to them. There is some keyword searching capability that we have experience with and have used to search for particular words in audiotape and then digitize them and present them in a transcript format. I’m sure that our folks were involved in doing some of that in that assignment.

That one, I don’t know, would you call that a Sarbanes-Oxley assignment?

K. Woodley	Would I call it? It could be.

S. Kahn	I don’t know what is Sarbanes ... I know that even our own Board to some extent says we want to make sure that whoever does the work in connection with certain types of transactions is independent so we don’t want to overuse our regular outside auditors and that therefore drives the Sarbanes-Oxley assignment, I guess.

K. Woodley	In one of the prior calls you’d also mentioned an investment in hosting data across the internet and that it was beginning to pay off. I wondered if you might just elaborate a bit on that, if you recall?

S. Kahn	Yes, I do. That business involves multi-district litigation where law firms in various districts representing a particular defendant need to share information most efficiently. We actually host in our own data processing facilities data for a number of different companies and I’m not at liberty to disclose the names of those companies I don’t believe. I’m particularly prohibited in some of these cases from disclosing the names of those companies in connection with large stakes, multi-district litigation.

K. Woodley	Lastly, you’ve done a great job obviously at building cash and paying down debt. Did I understand (I think it was Ted) correctly to say, I think you mentioned phases down debt in January of ‘04. Do I interpret that to mean you intend to pay down debt and eliminate it by January of ‘04?

T. Pincus	It’s normal principal payments. Take the debt in January ‘04 down from a number that is only represented by a hedge that expires. At that point the remaining debt on which the hedge expires is about $15-20 million which is

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due over the next two years, but at that minute in time it’s quite possible for us to pay off that remaining small amount.

K. Woodley	Terrific. Congratulations on the quarter.

J. Dunn	Thank you.

Operator	Jason Moment with Farallon, please go ahead with your question.

J. Moment	Hi, guys. I had two questions. One was I’m trying to reconcile your statement that you don’t see things slowing down with what we’re seeing in terms of bank non-performing assets trending down pretty hard. I just got a report today that showed a pitch showing defaults down 10%. From our distress side we’re seeing a real lack of flow in terms of restructuring. There’s a lot of things coming out of bankruptcy. How does that look with your expectation that things wouldn’t slow down on that side?

S. Kahn	If the overall market slows down, it doesn’t necessarily mean that we will. The reason I say that is because we have the premiere group in serving companies and their lenders in troubled debt situations. In many cases in the past because we were either too busy to take the work or it wasn’t necessarily ideal for us to take it at that particular time, that work would go to someone else. We expect to gain market share. Could I tell you, quantify, exactly how much that is? No. But I can tell you historically having been in the banking business since the early 1980s that the good bankruptcy people continue to be busy even though the overall market slows down.

J. Moment	In general, wouldn’t the quality of the business decline? Wouldn’t you go from working on large cases like a Freddie Mac or whoever else where you’ve got five or six partners full time, you’ve got a very predictable chain of cash flow you can leverage on. Wouldn’t that go more to higher frequency but smaller cases that are less leveragable and tougher to manage?

S. Kahn	That’s what we get paid the big bucks for is to manage the tougher cases just as well as the large cases. Would the number of big defaults go down? Probably, because you know it’ll be hard to match the dollar amount of like the Worldcom debt and the UAL debt and those folks who defaulted over the last six or nine months. On the other hand Marins is not exactly nothing at $9 billion or $8 billion and there’s billions more of energy debt and utility debt yet to go. It’s quite possible that those cases are going to be coming down the pike and we’ll be able to get our, at least, fair share if not better than fair share of them.

J. Moment	One last question. I don’t know if you already disclosed this. On the employees that left, give us a breakdown of how many of those were the higher dollar partners and how many were the lower level employees?

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S. Kahn	No, we don’t do that.

J. Moment	Did you lose any partners?

S. Kahn	We don’t have any partners.

J. Moment	You know what I mean, managing or whatever the hell they’re called?

S. Kahn	We call them senior managing directors. One of our not top senior managing directors did leave.

J. Moment	You only lost one? Thanks.

S. Kahn	You’re welcome.

Operator	Mads Jorge with Ivory Capital, please go ahead with your question.

M. Jorge	Congratulations with the good quarter. I had a couple of questions. One was on the growth rate that you indicated in the release of continuing to be 15%. I’m trying to understand what you’re assuming for market share gain given that year-to-date defaults are down anywhere from 55-60%. I’ve got to believe you’re pretty bullish in terms of how much you think of the market you’re going to get.

The second question I had was on the utilization and headcount. I guess we’re also a little bit concerned that the headcount is down and utilization is down from 93 to 85 in an environment where you think you’re going to grow 15% organically.

S. Kahn	Let’s do them one at a time. Let’s start with the first one. The 55% number that you’re citing?

M. Jorge	That’s from Moody.

S. Kahn	The dollar amount of defaults?

M. Jorge	No. Dollars are down 62, default units of bonds are down 53.

S. Kahn	That’s year-to-date this year compared with last year?

M. Jorge	That is January through July ‘02, ‘03 versus ‘02.

S. Kahn	‘02 was a rather busy time I think. Wasn’t that the fallout of the Andersen meltdown?

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M. Jorge	Yes, absolutely. The peak was obviously end of ‘01 into the first quarter ‘02.

S. Kahn	Enron was until the end of ‘01, right?

M. Jorge	Yes.

S. Kahn	That still leaves plenty of work to do. I’m trying to remember when Moody’s was estimating they said that defaults would be down to $400 billion this year from $500 billion last year. As I said, it’s going to be down 25%. Well $400 billion is still higher than any year prior to 2001 and that gives us plenty of work to do.

M. Jorge	I definitely understand that. I’m trying to ... given you’re growing off of this year, but it’s been such a peak in the bankruptcy cycle. I’ve got to believe that going forward the cycle presumably is going to slow down, that you would have to gain a lot of share to be able to sustain that growth which is a little bit conflicting with the decreasing headcount and the weakening utilization.

S. Kahn	The other point to keep in mind and this is just a history lesson for those of us who have been involved in the bankruptcy business for a long time but I remember after we acquired Policano and Manzo in 2000 we had a bang out quarter in the first quarter of 2000. It was a terrific quarter. We had a very good quarter in the second quarter of 2000 but Moody’s came out with a prediction that defaults were going to decrease, so everybody figured we were done, the business was dead. We’ve so far had another two very good years of profitable operations and cash flow generation and frankly we expect that there’re going to be more defaults that are going to be right in our power alley.

We happen to have some great expertise. As the gentleman mentioned before, Mike Hamilton is a nationally recognized utility industry expert and we have a few other folks who are nationally recognized retail experts and we expect we’re going to see more business in those areas.

It’s not going to be so much of a macro comparison as an industry by industry comparison and where our capabilities are going to be.

In terms of growth, the reality is that the average rate versus the utilization number gave us the growth that we needed because they’re both part of the same equation. They both give us the revenue numbers that we need.

M. Jorge	Got it. Makes sense. Thanks so much.

Operator	Michael Grossman with Essex Investment Management, please go ahead with your question.

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M. Grossman	I have a couple of questions. One I just wanted to clarify what the organic revenue growth was in the quarter. I believe one of the analysts earlier in the call said it was 20% but in the release it says it was up 15% year to date. I wanted to know exactly what that was.

T. Pincus	It was 15.8% half year to half year on a proforma basis.

M. Grossman	How about in the second quarter specifically?

T. Pincus	We did not have good information for the differences between the first and the second quarters of 2002 of our acquired businesses. We didn’t want to go out with unreliable information at all. However, nothing we have tells us that the differences were particularly significant between the first or the second quarter as compared to the half.

M. Grossman	Fair enough. That 20% growth rate, that’s more 15.8, 15.8 kind of ...

T. Pincus	Right. Give or take, that’s right.

M. Grossman	Then the second question related on the bill rate. If you can talk about how much of that was due to the mix shift because having more senior people just the natural bill rate coming up versus your conscious effort, you say 6% year-over-year. If you could break out the components there?

T. Pincus	It is both. We’ve been saying since last September that with our acquired business on a June 30 year and our Legacy business on a December 31 year, we would not have simple across the board rate increases on a given date. They would be phased in by practice, they would be phased in by time period. That’s exactly what’s happening, they’re being phased in and there are mix increases. You can’t break it out like that.

M. Grossman	The last question. I know every quarter we hammer the utilization rate question to death. Why do you think it falls again next quarter? Is it more due to vacation?

T. Pincus	It’s as simple as that. I suggest that you read ... we filed an offering last year. The preliminary filing had June numbers in the proforma. The final offering memorandum, the SEC S3, had nine month numbers in it. It also had six month and eight month numbers for the acquired business. If you look at that carefully, you can get a feel as to what happened in the Summertime of our acquired company.

M. Grossman	Great. Thank you.

Operator	Sandra Notardonato [Adams, Harkness & Hill], please go ahead with your question.

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S. Notardonato	Hi. I’d like to talk about the third quarter for a second. You talked about utilization rate being a little bit lower than what you’ve reported this quarter, but what does that mean? Does it mean 75%, does it mean 80%? I’d also like to know what headcount number and what bill rates we should be using so there isn’t a disparity between what you actually report and the consensus number.

T. Pincus	Sandra, 15 top, 20 bottom or more. 15 or more top, 20 or more at the bottom. We are not going to get into this exercise honestly of second-guessing each element of what takes us every day to manage. Because utilizations will vary by practice, by day and so will rates depending on mix and on and on and on. Our goals stay the same which is to deliver to you organic revenue growth and organic bottom line growth. How we do it is a function of management and we’ve been doing it pretty successfully for quite a long time right now.

S. Notardonato	I’ve been following services companies for quite a while myself and typically companies can provide some level of guidance on the parameters or the drivers to what gets you to your revenue number. And I was wondering if you could be just bit more specific than the number you gave for the full year?

S. Kahn	We haven’t in the past and we’ll have to think about it, Sandra.

S. Notardonato	Can we look at 2004 for a second? What do you think the breakout’s going to be between restructuring and non-restructuring services in order to support the 15% organic revenue growth number?

S. Kahn	If you think that we’re roughly at $400 million business and about 30% of that business is not restructuring, and if you assume (and I’m not even taking this as a given) but even if you were to assume that the $280 million in restructuring business stayed about constant at $280, the growth would have to come in the forensic side of the non-restructuring side. So that might take it up to $180 million from $120 million. The restructuring business might stay at $280 million.

My guess is that the restructuring business will grow because there are parts of that business like the transaction support business which will contribute significantly on a go-forward basis. There’s also work that we do in the due diligence area for our lenders, new loans and what have you. One would think that one of these days new loans would start picking up. I would guess that that business is going to pick up some.

If I had to pick, I’d say $300 restructuring next year and $160-180 in the non-restructuring businesses.

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S. Notardonato	Just so I understand, the bill rates on the restructuring versus the non-restructuring are pretty similar?

S. Kahn	Yes.

S. Notardonato	Last question and I’m not sure if you give this out. What’s the target ratio of junior to senior billable professionals? I’m sure it’s a work in progress, but if you have something you can share there.

S. Kahn	We have said that we have about 100 senior people in the organization out of the roughly 600 total billable folks. I hope that’s enough for you.

S. Notardonato	Say that again, Stu? I’m sorry.

S. Kahn	We have roughly 100 senior managing directors or senior people out of our roughly 600 billable folks. We think that’s a pretty good ratio.

S. Notardonato	That’s a good ratio. You made mention of a senior managing director that you lost in the quarter. Was that a BRS person or was that someone else in the company?

S. Kahn	It was somebody else.

S. Notardonato	Are there any employment agreements that are coming due here in the second half of the year of senior managing directors that we need to know about?

S. Kahn	Not that I know of.

T. Pincus	No.

S. Kahn	There are 100 of them, so generally speaking the only employment agreement we’d disclose or discuss are our corporate officers and I don’t think any of them are coming due.

S. Notardonato	Great, thank you.

Operator	Luis Sykes, Pennant Capital Management, please go ahead with your question.

L. Sykes	Good afternoon. I had a couple of questions here. First, maybe you could shed more light onto the gross margin uptick sequentially? I apologize if you answered some of these previously, but the way I’m looking at this I see utilization going down 8 points or 9%, bill rates are up 4%. What else is playing into this? How can gross margins ...

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T. Pincus	Variable compensation affects it and realization.

S. Kahn	Improved realization and collectability from clients.

T. Pincus	Affects it on the positive side and the variable compensation affects it on the domestic side, on the cost side.

L. Sykes	What do you mean by realization?

J. Dunn	We have standard rates and we attempt to collect those standard rates from all clients, but we don’t achieve that 100% all the time. To the extent there is any improvement in the rate of billing, that affects the revenue number as well.

L. Sykes	When you say the bill rate is $350, that’s before any discount or whatever?

J. Dunn	That is fundamentally the realized rate.

T. Pincus	With minor variations in it.

L. Sykes	Got it. Then on the financial question on goodwill, goodwill was up $5.3 million sequentially. What contributed to that? Goodwill on the balance sheet if you compare it quarter-over-quarter, it’s up $5.3 million.

T. Pincus	From the date of acquisition of any company you have one year to finalize the allocation of the cost to the assets of the acquired company. Over the year that number will move around slightly as various assets that you acquired on the day of acquisition are realized more or less than originally anticipated.

L. Sykes	Is it possible for you to be a little more specific and say what exactly has been taken up or where the value has come down? Have you made any further payment to former partners or owners?

T. Pincus	No. There were no payments to any former partners, any former acquired companies. It’s mostly in the receivable area. It’s also somewhat in liabilities in the bankruptcy area for potential [inaudible] and preferences.

L. Sykes	Thank you.

Operator	Our next question comes from Bill Warmington with SunTrust Robinson Humphrey. Please go ahead with your question.

B. Warmington	Good morning. A question for you as you look out on how you’re going to be evolving your business over the next few years, where do you think the

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target percentage for bankruptcy turnaround and restructuring is going to settle out? When you think about that, where do you think you come out?

J. Dunn	Part of the reason why we don’t have segments is you take the fact that now restructuring has by the people who would be arguably categorized as restructuring folks, they’re doing transaction support. We’re doing work for many of the investment banking houses looking at transactions, things like that, we’re doing litigation support, we’re doing other assignments. But if you looked at people whose primary role would be somewhere in that and collateral practices including transaction support, including tax work, including the M&A that’s related to that, and you looked at the other side of the house would be more traditional forensic accounting and the network type of strategy. I would think a goal over the next 18 months would be to have those practices come up somewhere in the neighborhood of 50/50, something like that. As I say, we started with a goal to have a balanced portfolio approach, so that would be a goal not a guarantee.

B. Warmington	The question would be do you do that on an organic basis or do you accelerate that through acquisition?

J. Dunn	I think we’ve been pretty clear that we plan to accelerate that through acquisitions. The areas we’re looking for acquisitions would be the economic consulting and the forensic accounting area.

B. Warmington	The question I would have then is at what point does it become ... if you go and dilute down to let’s say the 50/50, if you’re running at a $300 million run rate approximately on the restructuring side and $100 million of other revenue on top of that, and to get it to a 50/50 you need to acquire a couple hundred million dollars in other revenue. Then you basically have quadrupled the size of the company in a couple of years which is very impressive.

The question becomes can you continue to grow at the same organic rate off of that much larger base?

J. Dunn	It would be our goal to do that. Our goal would be to buy businesses that, as Stu mentioned, can continue to carry themselves up the hill with us. We would try to be smart about it. We’re talking about a supposition on top of a supposition. We haven’t done an acquisition yet. That would be our goal to do that and if that goal changes because of the size or the imperium of compounding, we would be the first ones to tell you.

The accounting firms have been able to development billion, multi-billion dollar practices over many years. Four or six of them did it and then they merged, so there should be plenty of work out there, especially if the improving economy comes about like everyone suspects.

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B. Warmington	The other question I had was on the operating margins. At Q2 we’re at an all time high of 33.7%, very strong. The question is are those margins going to be sustainable ... where do you think the margins will end up settling out on a going forward basis?

T. Pincus	Bill, we answered that question already by saying different mix of businesses may have different margins, but we don’t lose sight of what our goals are, which is the top and the bottom. The margins may vary because they vary by practices and vary by quarter.

S. Kahn	We’re really looking at an overall.

T. Pincus	Things can get better as they can get different. The focus is on the top and the bottom, Bill. I don’t know what else to say.

B. Warmington	The final question I had was you mentioned that the turnover was a little bit higher in the second quarter. It’s running about 18%. What had it been? Help me understand that number in context. Would it have been tracking earlier and where do you think it’s going to go over the next couple of quarters?

T. Pincus	It had been tracking 12-15% over the last six odd months. In the long run, as our mix becomes more and more senior people you would of necessity expect that to revert downward.

B. Warmington	It looked like the total change in billable headcount was about 23 professionals?

T. Pincus	From a moment in time to a moment in time. That’s correct, Bill. From March 31st exactly to a June 30th exactly.

B. Warmington	The question I had there, do you have the total number of departures and total number of hires to get a sense for what’s happening there on an overall basis?

T. Pincus	We don’t share that information. Suffice it to say that at that particular moment in time the number of people we had hired, which was substantial, were less than the number of people that had left in that particular period of time. He’s right, you can back into it if you knew the average headcount during the period of time.

B. Warmington	Good point. Thank you very much.

Operator	James Lin with Greenlight Capital, please go ahead with your question.

J. Lin	When you talk about acquisitions and buying businesses [inaudible] these

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business lines, what sort of multiples do you pay? For example, what multiple do you look to pay for a restructuring businesses versus let’s say a forensic accounting business or a non-restructuring type of business?

J. Dunn	In the past we’ve said we’ve been in the five to seven range and now we think it’s in the five to eight range, something like that. It depends if there’s a strategic advantage. As I say, looking at the economic consulting area as an example, they have not had great years in the last couple of years, but they certainly have economic engines that can produce a lot of results, so it may be a situation where you’re looking at a going forward basis or a trailing 12 or at the full year where you look and see that the multiple may appear a little higher than that but it’s actually on revenues that are fairly predictable of a good multiples.

J. Lin	You don’t break down, for example for an M&A business you would still pay five to seven times?

J. Dunn	The M&A side we would probably do through hiring. We all know how much the M&A guys and women make, so that’s typically hiring is about all we could afford to do there.

On the restructuring side, we did two very attractive transactions that were in the neighborhood of four and a half to five times. I don’t personally believe that those types of practices with those types of reputations are available at four and a half times right now. But I think there are practices that are available in the five to eight times multiple that will still not only be attractive on the purchase side, but will meet our criterion foremost as being able to grow themselves at our 15% rate and add business to our other operations that will enable them to maintain the exceptional utilization rates that we have. Whether it’s 85 or 93, I think as you look around at other companies, those are fairly exceptional utilization rates.

J. Lin	Thanks.

J. Dunn	Thank you.

Operator	Our next question comes from Berna Barshay with ACI Capital. Please go ahead with your question.

B. Barshay	A couple of questions. I know we talked so much about the turnover, but I was trying to get more color. We understand that it was more the junior employees that were turning over. Was it junior employees at BRS and related to the acquisition and was it all voluntary turnover as opposed to involuntary turnover?

S. Kahn	I don’t think we’ve had any great number of involuntary situations. As I indicated before, the senior managing director who left was not from the

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BRS Group. Some people went with her who were not from the BRS Group as part of the overall. For the most part, the rest of the folks who left were either mid-level folks who were lured away by our competitors in the restructuring business or junior folks who either wanted to go back to an accounting firm environment or often to a different type of job, or left because of family reasons or other reasons like people always do.

B. Barshay	Then just some general questions about competition on two fronts. First is sort of on new business in terms of when you’re going after new business and various beg offs and stuff. Has the landscape changed at all? Do you feel like your win rates are what they had been, getting better, getting worse, or staying the same? Then the other type of competition would be in hiring. As you look to replace the staff that’s turned over, it’s been a weak job environment for white color professionals, although I’m not sure with the forensic accounting skills whether it’s been weak. How long is it taking you to fill these open positions as they come up and how are you generally filling them? Is it headhunter, referrals and how has that experience been?

S. Kahn	Yes, you’re right about forensic accountants. Even the SEC hasn’t managed to spent $107 million in appropriated money to fill its staff with as many people as they think they need, at least according to an article in a recent paper. But we have been able to find folks. Generally speaking we do use recruitment firms, but most of the best people that we get really do come to us from relationships and contacts from people that we know in other organizations.

In the restructuring area, there’s been some competition for the good folks, but in general we think our wins are pretty good in terms of getting jobs. We don’t keep a batting average or a score on getting assignments where we have to compete, but I think we’re probably getting our share and I expect we’ll get ours or more down the road.

B. Barshay	Great, that answers my questions. Thank you.

T. Pincus	You’re welcome.

Operator	Gentlemen, we have a follow up question from Adam Waldo [Lehman Brothers]. Please go ahead.

A. Waldo	Not to kill the headcount question here, but can you give us a little more sense as you look to the back half of the year should we expect that the more or less 23 billable staff you lost during the quarter would be replaced perhaps by the end of the third quarter? Should we be relatively conservative on headcount additions as we go forward after that?

S. Kahn	We already said that we thought we’d be somewhere around 600 people

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budgeted towards the end of the year. Does that mean that we’re going to add 13 and you’re going to be upset if we haven’t? I don’t know. We’ve always said that our budgeted numbers for the year were somewhere around 600 folks.

A. Waldo	Stu, your goal would be to get back there as quickly as possible here as we move through the third quarter then?

J. Dunn	With the right 13.

A. Waldo	With the right 13. Right, Jack.

J. Dunn	We would dearly love that to be 13 senior people who bring a bunch of deep client relationships with them.

A. Waldo	Sounds good, thank you.

J. Dunn	We’d also like it to be starting after August so that they can have their vacation on the other guy.

A. Waldo	And it won’t affect our third quarter utilization, right. Thanks, everyone.

S. Kahn	Thank you.

Operator	Gentlemen, there are no further questions at this time. Please continue.

J. Dunn	Just to wrap it up, thank you all for being with us. We have a lot of enthusiasm going forward and one of the questions perhaps, Adam, about the stock price, we don’t necessarily always understand or maybe ever. But there’s an awful lot of enthusiasm here and we hope that we can share some of that with you and that in our future results you will again come to be believers in the good things that we have going here at FTI. With that, thank you very much.

Operator	Ladies and gentlemen this concludes the FTI Consulting second quarter conference call. If you’d like to listen to a replay of today’s conference, please dial 303-590-3000 or 800-405-2236 with access code 544662. We’d like to thank you all for participating. You may now disconnect.

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